UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 13, 2019
Atlas Financial Holdings, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-54627	27-5466079
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

953 American Lane, 3rd Floor Schaumburg, IL (Address of principal executive offices)	60173 (Zip Code)

Registrant's telephone number, including area code: (847) 472-6700

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.003 par value per share	AFH	Nasdaq Stock Market
6.625% Senior Unsecured Notes due 2022	AFHBL	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

As previously announced via the filing of a Form 8-K with the Securities and Exchange Commission, Atlas Financial Holdings, Inc. (the “Company”) received a notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company’s securities would be subject to delisting from Nasdaq unless the Company timely requested a hearing before a Nasdaq Hearings Panel (the “Panel”). The Company was further advised that, notwithstanding a hearing request, the automatic stay of suspension of trading in the Company’s securities would only remain in effect until August 13, 2019, unless the Panel determined to extend the stay. Following its timely request for a hearing and a request for an extended stay, on August 13, 2019, the Company received a letter from the Panel indicating that the Panel had determined to extend the stay through the completion of the hearings process and the expiration of any additional extension period granted by the Panel following the hearing. As a result, the Company’s securities are expected to continue to trade on Nasdaq through the completion of the hearings process. However, there can be no assurance that the Panel will grant a further extension for the Company to demonstrate that it has regained compliance with all applicable requirements or that the Company will ultimately be able to regain compliance with all applicable listing requirements. The Company anticipates receiving further information in late September or early in the fourth quarter 2019.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS FINANCIAL HOLDINGS, INC. (Registrant)
By:	/s/ Paul A. Romano
Name:	Paul A. Romano
Title:	Vice President and Chief Financial Officer
August 14, 2019